Exhibit 15.2

March 26, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Medifocus Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of form 20-F, as part of the Annual report on Form 20-F of Medifocus Inc. for the years ended March 31, 2013, 2012 and 2011. We agree with the statements concerning our Firm in such Form 20-F.

Sincerely,

/s/ Sievert & Sawrantschuk LLP

Sievert & Sawrantschuk LLP

Chartered Professional Accountants, Licensed Public Accountant

Statements made by Medifocus Inc., to be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Annual report on Form 20- F of Medifocus Inc. for the years ended March 31, 2013, 2012 and 2011:

“Item 16F. Change in Registrant’s Certifying Accountant.

The Company previously engaged the accounting firm of Sievert &Sawrantschuk, LLP, Chartered Accountants (“S&S”) to audit the Company’s financial statements for purposes of filing such financial statements in Canada. S&S is not registered with the Public Company Accounting Oversight Board (“PCAOB”) and, as a result, we would not be able to include financial statements audited by S&S in this registration statement.

Accordingly, we have engaged Stegman& Company (Stegman) in connection with the preparation of our audited financial statements for the years ended March 31, 2013, 2012 and 2011, to be included in this registration statement.

During the past two fiscal years and through the present time, there have been no disagreements with either S&S or Stegman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.”